Comerica Bank

September 22, 2022

MobileSmith, Inc.
5400 Trinity Rd., Suite 208
Raleigh, North Carolina 27607
Attn: Gleb Mikhailov, CFO and Interim CEO

Re: Notice of Default Letter (the "Notice of Default Letter")

Dear Mr. Mikhailov:

Reference is hereby made to that certain Loan and Security Agreement, by and between Comerica Bank, a Texas banking association ("***Bank***") and MobileSmith, Inc., a Delaware corporation ("***Borrower***"), dated as of June 9, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Amendment to Loan and Security Agreement, dated as of May 24, 2016, that certain Second Amendment to Loan and Security Agreement dated as of June 8, 2018, that certain Third Amendment to Loan and Security Agreement and First Amendment to Prime Referenced Rate Addendum dated as of June 9, 2020, and that certain Fourth Amendment to Loan and Security Agreement dated as of May 31, 2022, collectively, the "***Agreement***"), and with any other instrument, document or agreement entered into in connection therewith, all as amended, restated, supplemented, or otherwise modified from time to time, collectively referred to herein as the "***Loan Documents***." All initially capitalized terms used but not defined in this Notice of Default Letter shall have the meanings assigned to such terms in the Agreement.

Bank hereby gives notice to Borrower that Borrower is in Default under the Agreement due to Borrower's (i) failure to maintain a balance of Cash at Bank of not less than $162,500, in violation of Section 6.7 to the Agreement, (ii) failure to provide 30 days prior written notification before replacing its chief executive officer, in violation of Section 7.2 of the Agreement, (iii) failure to perform any obligation under Article 6 or violate any of the covenants contained in Article 7 of the Agreement, in violation of Section 8.2(a) of the Agreement, and (iv) filing a Form 8-K stating that Borrower's primary sources of historical funding were no longer available to Borrower and further that the Borrower believes this likely constitutes a Material Adverse Effect as defined in the Agreement, in violation of Section 8.3 of the Agreement (collectively, the "***Existing Defaults***"). The Existing Defaults permit Bank to exercise any of its rights and remedies under the Loan Documents, including, without limitation, the right to enforce its security interest in the Collateral, and to exercise all other rights and remedies afforded by applicable law.

Bank hereby immediately accelerates and demands full payment of all Obligations owed by Borrower under the Agreement and any other Loan Documents, including but not limited to:

Principal Balance	$5,000,000.00
Accrued Interest	17,831.79
Letter of Credit Fees	500.00
Total	$5,018,331.79

This letter further provides notice that concurrently herewith the Bank will exercise its rights and remedies with respect to UBS AG standby letter of credit, Irrevocable Standby No. 40GA-F32661-4CDJ, for payment of the Obligations in the amount of $5,000,000, in accordance with the terms of the UBS SBLC.

This Notice of Default Letter does not constitute a waiver, amendment, or forbearance with respect to the Existing Defaults, any current or future violation, Default, or Event of Default of any of the terms and

conditions of the Agreement or any Loan Documents. While Bank is enforcing its rights under the Agreement, this decision does not constitute a waiver of any of the Bank's other rights, powers and remedies with respect to the Existing Defaults and is not an agreement for Bank to forbear from exercising its rights under this Agreement or any Loan Documents. No delay on the part of Bank in the exercise of any remedy, power, right or privilege under the Agreement or any other Loan Documents shall impair such remedy, power, right or privilege or be construed as a waiver of any default or Event of Default, and Bank hereby expressly reserves all of the Bank's remedies, powers, rights or privileges under the Agreement, the Loan Documents, and any other document, instrument or agreement entered into in connection therewith, at law, in equity or otherwise.

The Agreement shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Notice of Default Letter shall not operate as a waiver of, an amendment of, or as forbearance of any right, power, or remedy of Bank under the Agreement or any other Loan Documents as in effect prior to the date hereof.

If you have any questions in the meantime, please contact me at **[redacted]**.

Sincerely,

COMERICA BANK, a Texas banking association

By: /s/ Charlie Fell
Name: Charlie Fell
Title: Senior Vice President